SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (the “Agreement") is entered into on November 16, 2009, by and between COVENTRY HEALTH CARE, INC., a Delaware corporation (the “Company”), with its principal office in Bethesda, MD and SHAWN M. GUERTIN, (“Executive”).

WHEREAS, Executive is the Chief Financial Officer of the Company and entered into an employment agreement with the Company on December 19, 2007 (the “Prior Agreement”); and

WHEREAS, Executive has given notice of his intention to resign from his employment on December 31, 2009, (the “Termination Date”); and

WHEREAS, Executive and the Board of Directors (the “Board”) of the Company have determined that it is in the best interest of the Company for Executive to serve as a Consultant to the Company after the Termination Date; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the Executive’s duties and responsibilities, his compensation and other benefits to which Executive will be entitled pursuant to this Agreement, the Prior Agreement, and certain Restrictive Covenants Agreements previously entered into by Executive.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Agreement. All terms and conditions of the Prior Agreement that would continue in the event of a Termination without Cause shall continue in full force and effect.

2.

Termination Date. Effective November 16, 2009, Executive shall resign all officer and director positions with the Company and its subsidiaries, although he will remain an employee of the Company until December 31, 2009.

3.

Compensation and Benefits. Beginning on January 1, 2010, the Company shall provide Executive with the compensation and benefits applicable to a Termination without Cause, as set forth in the Prior Agreement

4.

Restrictive Covenants. The Restrictive Covenants Agreements (the “RCAs”) signed by Executive on a) September 26, 2008 and, b) June 22, 2009, in exchange for equity awards, shall continue in full force and effect.

5.

Consulting Agreement. Executive agrees to, (i) provide financial and business consulting services to the Company, (ii) consult with the officers and executives of the Company, (iii) provide periodic review and advice to the Company related to various financial matters and initiatives and, (iv) provide assistance to the Company and its attorneys in defending various lawsuits filed against the Company.

(a).	Term. The term during which Executive will be providing the consulting services described in Paragraph 5 above will be January 1, 2010 to December 31, 2011.

(b).

Payment. Payment for these consulting services will be $50,000 per calendar quarter, payable upon the last day of each quarter. Executive shall be solely responsible for the payment of all federal, state and local taxes arising from such payments.

(c).

Travel and Expenses. Where travel is authorized by the Company, all reasonable and necessary out-of-pocket travel and related expenses will be reimbursed by the Company, upon the submission of appropriate receipts and invoices.

(d).	Benefits. For calendar year 2011, Company shall pay for medical, dental and vision benefit coverage for Executive and his family.

(e).	Time Commitment. Executive agrees to devote, on average, three (3) days per quarter, with additional time as required to assist in the defense of the various lawsuits.

(f).

Non-Solicitation. Executive agrees that he will not employ, solicit for employment directly or indirectly, or advise or recommend to any other persons that they employ or solicit for employment, any employee of the Employer, during the term of the Consulting Agreement.

6.

Assignment. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assigned or delegated, in whole or in part, by Executive.

7.

Severability. If any provision of the Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.

Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

9.

Death Benefits. In the event of Executive’s death prior to December 31, 2011, the provisions of this Agreement shall continue in full force and effect and all payments and benefits due under Section 5 of the Agreement, shall be paid to Executive’s beneficiary(ies), when otherwise due in accordance with this Agreement without regard to Executive’s death and no pro-ration shall apply by reason of Executive’s death. Executive shall be entitled to select and change a beneficiary(ies) by giving the Company written notice thereof.

10.

Enforcement. In the event Executive violates any of the restrictive covenants as outlined in the Prior Agreement, the Restrictive Covenant Agreements or the Consulting Agreement, Executive shall forfeit all rights to any future payments and other benefits as defined herein. Executive consents to the enforcement of these covenants by means of a temporary or permanent injunction and other appropriate equitable relief, in addition to any other legal or contractual remedies available to the Employer.

11.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Maryland without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the date first above written.

_______________________________

Shawn M. Guertin

14421 Sugarland Lane

Poolesville, MD 20837

COVENTRY HEALTH CARE

By_____________________________

Allen F. Wise

Chief Executive Officer